PROSPECTUS and	PRICING SUPPLEMENT NO. 14
PROSPECTUS SUPPLEMENT, each	Dated February 22, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $11,050,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 Floating-Rate Senior Notes Due June 16, 2014

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERP6

Date of Issue:	February 27, 2012

Maturity Date:	June 16, 2014

Principal Amount:	$500,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month, except the initial interest period will be an interpolated rate between 3 month and 4 month maturity

Spread:	LIBOR + 17 bps

Initial Interest Determination Date:	February 23, 2012

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 16th (or next Business Day) of March, June, September, and December commencing June 16, 2012

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 16th (or next Business Day) of March, June, September, and December commencing June 16, 2012

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000%

Plan of Distribution:
Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000.00
Goldman, Sachs & Co.	150,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	16,667,000.00
RBC Capital Markets, LLC	16,667,000.00
Standard Chartered Bank	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from February 27, 2012 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.